Exhibit 4.1.1

ROBERTS PROPERTIES RESIDENTIAL, L.P.

THE UNITS HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION THEREUNDER PROVIDED BY SECTION 3(a)(11) THEREOF AND RULE 147 PROMULGATED THEREUNDER, AND HAVE NOT BEEN REGISTERED FOR SALE UNDER THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION CONTAINED THEREIN. THE UNITS MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION EXEMPT FROM; OR OTHERWISE IN COMPLIANCE WITH, SUCH ACTS AND THE SECURITIES LAWS OF SUCH OTHER JURISDICTIONS WHICH IN THE OPINION OF THE GENERAL PARTNER MAY BE APPLICABLE. FURTHER, THE UNITS MAY NOT BE HYPOTHECATED, SOLD OR TRANSFERRED TO ANY PERSON (OR ENTITY) WHO IS NOT A RESIDENT (AS DEFINED IN RULE 147) OF THE STATE OF GEORGIA, WHICH RESIDENCE MUST BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE PARTNERSHIP PRIOR TO ANY. SUCH HYPOTHECATION, SALE OR TRANSFER, FOR A PERIOD FROM THE DATE HEREOF UNTIL THE EXPIRATION OF NINE (9) MONTHS FROM THE DATE OF THE LAST SALE BY THE PARTNERSHIP OF ANY PART OF TEE ISSUE OF SECURITIES BEING SOLD IN RELIANCE UPON SECTION 3(a)(11) OF THE 1933 ACT; AS DETERMINED BY THE PARTNERSIIIP. THE PARTNERSHIP HAS ISSUED STOP TRANSFER RESTRICTIONS TO ITS TRANSFER AGENT TO THE FOREGOING EFFECT. THE FOREGOING RESTRICTIONS ON TRANSFER SHALL APPLY IN CONNECTION WITH THE ISSUANCE OF NEW CERTIFICATES FOR ANY OF THE UNITS THAT ARE TRANSFERRED DURING SUCH NINE MONTH PERIOD. ANY SUCH NEW CERTIFICATE SHALL BEAR THIS LEGEND. FURTHER, THE UNITS MAY BE TRANSFERRED ONLY AFTER COMPLIANCE WITH THE PROVISIONS OF THE AGREEMENT OF LIMITED PARTNERSHJP, WHICH REQUIRES THE CONSENT OF THE GENERAL PARTNER.  NO ONE SHOULD CONSUMMATE A SALE OF ANY OF THE UNITS OR RECEIVE ANY CONSIDERATION THEREFOR UNLESS A COPY OF THE PROSPECTUS HAS FIRST BEEN DELIVERED TO THE PURCHASER.

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

ARTICLE 0.

DEFINITIONS

0.1  Definitions.  For purposes hereof, the following terms shall have the following meanings, all from time to time:

“Accounting Period” — any fiscal year of the Partnership, any period ending with a variation of Partners’ interests in the Partnership, and any other period for which separate accounting is appropriate;

“Act” — the Revised Uniform Limited Partnership Act as enacted in Georgia;

“Adjusted Balance” of a Partner at any time — the sum of his Balance at such time, his future obligations to contribute to the Partnership (if any), his share of the Partnership’s partnership minimum gain calculated pursuant to the Regulations, and his share of the Partnership’s partner nonrecourse debt minimum gain calculated pursuant to the Regulations;

“Affiliate” of a person — any person who or which effectively controls such person or who or which is effectively controlled by such person or by one or more person(s) who effectively control such person;

“Agreement” — this Agreement of Limited Partnership;

“Available Cash” of the Partnership at any time — the amount of cash of the Partnership in excess of all amounts reasonably necessary for the business of the Partnership, including without limitation amounts required for payment of expenses and obligations (including obligations to Partners) that have accrued or shall accrue in the reasonable future, capital expenses required or projected to be required in the reasonable future, and a reasonable reserve for contingencies;

“Balance” of a Partner at any time — the balance (be it positive, zero or negative) in his capital account at such time;

“Cash Amount” with respect to a Redemption Notice — an amount of cash equal to the Value of the REIT Shares Amount on the Specified Redemption Date with respect to such Redemption Notice;

“Code” — the Internal Revenue Code of 1986, as amended;

“Consolidation” — the consolidation of Roberts Properties River Oaks, L.P., Roberts Properties Rosewood Plantation, L.P., Roberts Properties Preston Oaks, L.P. and Roberts Properties Highland Park, L.P. into the General Partner and the Partnership pursuant to that certain Prospectus/Consent Solicitation Statement with associated documents distributed to the limited partners of said partnerships in connection therewith;

“Conversion Factor” at any time — 1.0, except that, in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time, and the denominator of which shall be the actual number of REIT Shares (determined without the foregoing assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination, it being understood that any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event;

“Excess Deficit” of a Partner at any time — the amount, if any, by which his Adjusted Balance is exceeded by zero;

“General Partner” — Roberts Realty Investors, Inc.;

“Indemnitee” — (i) any person made a party to a proceeding by reason of (A) his or its status as the General Partner or as a director or officer of the Partnership or the General Partner, or (B) his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any person in which the Partnership has a direct or indirect interest (including, without limitation, any indebtedness which the Partnership or any such person has assumed or taken assets subject to), and (ii) such other persons (including but not limited to Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion;

“IRS” — the Internal Revenue Service, or any other organization which administers the internal revenue laws of the United States;

“Limited Partner(s)” — any person(s) holding an interest in the Partnership as a limited partner;

“Liquidating Partners” — the General Partners, or, if there are no General Partners at such time, the Limited Partners, acting by concurrence of a majority in interest (including the General Partner, to the extent of its interest in the Partnership as a Limited Partner);

“liquidation” of the Partnership and of a Partner’s interest in the Partnership shall have the same meanings for purposes hereof that they have for purposes of the Regulations; “termination” of the Partnership shall be synonymous with its liquidation; and whenever any contribution or distribution hereunder is to be made on, at, or in connection with any such liquidation or termination, the same shall be required by the end of the taxable year of the Partnership during which such liquidation or termination occurs or, if later, the 90th day following such liquidation;

“New Securities” — the securities so defined in subsection 4.2(b);

“Ownership Percentage” of any Partner at any time — the percentage defined for such Partner at such lime by subsection 5.1(a);

“Partner(s)” — any General Partner or Limited Partner (including those admitted to the Partnership pursuant to the agreement effectuating the Consolidation); provided, however, that for purposes of calculating cumulative allocations or distributions to a Partner references to such Partner shall be deemed to include all predecessors in interest thereof;

“Partnership” — the Partnership governed hereby;

“Record Date” for a distribution from the Partnership — either (i) the record date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution from the Partnership, or (ii) if no such record date has been established, the close of business on the day preceding the date of such distribution from the Partnership;

“Redeeming Partner” — a Partner demanding redemption of Units pursuant to section 6.7;

“Redemption Conditions” with respect to a Redemption Notice — (i) the delivery of REIT Shares pursuant to section 6.7 in response to such Redemption Notice is not prohibited by the General Partner’s Articles of Incorporation or bylaws, (ii) such REIT Shares are listed for trading on either a national securities exchange or on NASDAQ (including, but not limited to, the NASDAQ/National Market System), (iii) such REIT Shares are the subject of an effective registration statement filed with the Securities and Exchange Commission, and (iv) as respects each appropriate state securities authority, either such REIT Shares have been registered with such authority or the availability of an exemption from such registration has been established to the satisfaction of the General Partner by such means as it deems appropriate;

“Redemption Notice” — a notice given to exercise a Redemption Right;

“Redemption Right” — a right to demand redemption of Units pursuant to section 6.7;

“Regulations” — sections 1.704-1 and 1.704-2 of the regulations promulgated under the Code;

“REIT” — an organization qualifying as a real estate investment trust for purposes of the Code;

“REIT Share” a share of common stock of the General Partner;

“REIT Shares Amount” with respect to a Redemption Notice — that number of REIT Shares equal to the product of the number of Units to which such Redemption Notice pertains multiplied by the Conversion Factor on the Specified Redemption Date with respect to such Redemption Notice, except that, in the event that the General Partner has, prior to such Specified Redemption Date, issued to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be or would have been entitled to receive;

“Specified Redemption Date” with respect to a Redemption Notice — the first day (i)

which is at least ten (10) business days following receipt by the Partnership of such Redemption Notice, (ii) which is the first day of a calendar month, and (iii) on which the Redemption Conditions with respect to such Redemption Notice are satisfied;

“Unit” — an interest in the Partnership which, on the effective date hereof, entitles the holder thereof to receive, as respects such interest, a fraction of amounts distributable to all Partners which fraction has, as its numerator, the number one (1) and, as its denominator, the number 2,243,906 Units, and any interest in the Partnership issued subsequent to the effective date hereof which entitles the holder thereof to receive, as respects such interest, distributions of the Partnership in (and only in) the same amounts and at (and only at) the same times as the holders of any other Unit then outstanding, as respects such Unit; and

“Value” of the REIT Shares Amount on any date — (i) with respect to a REIT Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding such date, where for this purpose the market price for each such trading day shall be: (x) if the REIT Shares are listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (y) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (z) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided, however, that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the RE1T Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate; and (ii) in the event that the REIT Shares Amount includes rights that a holder of REIT Shares would be or would have been entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE 1.

ORGANIZATION

1.1      Continuation.  The Partnership has been formed and exists for the purposes and scope set forth hereinafter. This Agreement shall be construed in accordance with and governed by the law of Georgia, and particularly by the Act.

1.2      Name.  The name of the Partnership is and shall be Roberts Properties

Residential, L.P.  The business of the Partnership may be conducted under other names chosen by the General Partner, and the General Partner may, in its sole discretion, change the name of the Partnership at any time and from time to time.

1.3      Principal Place of Business.  The principal place of business of the Partnership is and shall be at such place as may from time to time be determined as appropriate by the General Partner.  The General Partner may establish additional places of business of the Partnership when and where required by the Partnership’s business.

1.4      Business of Partnership.  The business of the Partnership shall be to conduct any activities which are permitted under applicable law and approved by the General Partner; provided, however, that the General Partner shall not be required to cause the Partnership to conduct any particular activity or activities.

1.5      Term.  The Partnership shall exist until liquidated as provided in Article 7.

ARTICLE 2.

MANAGEMENT OF PARTNERSHIP

2.1      Authority of General Partner.

(a) Subject to provisions hereof limiting its authority, the General Partner shall have full charge at its sole discretion of the management, conduct and operation of the Partnership’s business, and in particular, without limitation upon the generality of the foregoing, the General Partner shall have authority to cause the Partnership to effect any and/or all of the following:

(1)       the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to section 4981 of the Code) and to make distributions to its Partners such that the General Partner can distribute to its shareholders amounts sufficient to permit the General Partner to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2)       the making of tax, regulatory and other filings, and the rendering of periodic and other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)       the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity;

(4)       the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any person in which the Partnership has a direct or indirect interest, the lending of funds to other persons (including, without limitation, persons in which the Partnership has a direct or indirect interest) and the repayment of obligations of the Partnership and/or of any person in which the Partnership has a direct or indirect interest, and the making of capital contributions to any person in which it has (or in connection with which it receives) a direct or indirect interest;

(5)       the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any person in which it has a direct or indirect interest;

(6)       the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)       the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)       the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

(9)       the collection and receipt of revenues and income of the Partnership;

(10)     the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership, any division of the Partnership, or the General Partner (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership, any division of the Partnership, or the General Partner), and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership or any division of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(11)     the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(12)     the formation of, or acquisition of a direct or indirect interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any person in which it has (or in connection with which it receives) a direct or indirect interest);

(13)     the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations and other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any person against liabilities and contingencies to the extent permitted by law;

(14)     the undertaking of any action in connection with the Partnership’s direct or indirect investment in persons in which it has a direct or indirect interest (including, without limitation, the contribution or loan of funds by the Partnership to such persons);

(15)     the determination of the fair market value of any Partnership property contributed in kind, distributed in kind, or for which adjustments are made as contemplated by the Regulations, in each case using such reasonable method of valuation as the General Partner may adopt;

(16)     the exercise, directly or indirectly through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17)     the exercise, alone or in combination with others, of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any person in which the Partnership has a direct or indirect interest;

(18)     the adoption of employee benefit plans, stock option plans, and similar plans for the benefit of employees of the General Partner, the Partnership, persons in which the Partnership has a direct or indirect interest, and/or Affiliates of any of the foregoing, and the application of funds or other assets of the Partnership to the funding of any such plans;

(19)     the establishment and maintenance of conflict avoidance arrangements, including but not limited to arrangements affording rights of first opportunity, between and among the Partnership and one or more Affiliates of the Partnership and/or the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable;

(20)     the exercise, pursuant to contractual or other arrangements with any person, of any of the powers of the General Partner enumerated in this Agreement on behalf of such person, whether or not the Partnership has a direct or indirect interest in such person; and

(21)     the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts,

guarantees, warranties, indemnities, waivers, releases or legal instruments or agreement in writing necessary or appropriate in the judgment of the General Partner for the effective exercise by the General Partner of any of its powers hereunder or for the effective accomplishment of any of the purposes of the Partnership.

(b)       Notwithstanding anything to the contrary in this Agreement, any person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and to take any and all actions on behalf of the Partnership, and such person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.  In no event shall any person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

2.3      Reimbursement of the General Partner.

(a)       The General Partner shall be reimbursed for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership.  The Limited Partners acknowledge that, for purposes of this section 2.3, all expenses of the General Partner are deemed incurred for the benefit of the Partnership.

(b)       In the event that the General Partner shall elect to purchase from the shareholders of the General Partner REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or any similar obligation or arrangement undertaken by the General Partner, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, subject to the conditions that: (i) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for such REIT Shares (it being understood, however, that a transfer of REIT Shares for Units pursuant to section 6.7 shall not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the General Partner within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Units held by the General Partner equal to the product obtained by multiplying the Conversion Factor by the number of such REIT Shares.

2.4      Liabilities of General Partner.

(a)       In carrying out its duties hereunder, the General Partner shall not be liable to the Partnership or to any other Partner for any actions taken in good faith and believed to be in the best interest of the Partnership, or for errors of judgment, but shall only be liable for willful misconduct or gross negligence.  For purposes of the foregoing, the following rules shall apply.

(i)       The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(ii)      The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such person(s) as to matters which the General Partner reasonably believes to be within the professional or expert competence of such person(s) shall, if done or omitted in accordance with such opinion, be conclusively presumed to have been done or omitted in good faith and in the best interest of the Partnership.

(iii)     The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed agent(s) or attorney(s)-in-fact.  Each such agent or attorney shall, to the extent delegated to such agent or attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.  The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed by the General Partner in good faith.

(iv) Any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (x) to protect the ability of the General Partner to continue to qualify as a REIT or (y) to avoid the incurring by the General Partner of any taxes under sections 857 and/or 4981 of the Code, shall be expressly authorized under this Agreement, shall be deemed approved by all of the Limited Partners, and shall be considered to be in the best interest of the Partnership and taken in good faith with respect to the Partnership.

(v)      In assessing whether actions are taken in good faith and/or are in the best interest of the Partnership, there shall be no requirement for consideration of the separate interests of the Limited Partners (including, without limitation, the tax consequences thereto).

(b)       The General Partner shall be authorized to cause the Partnership to enter into contracts, agreements, mortgages, security documents and the like with creditors of the Partnership, which documents may provide that such creditors shall look solely to the assets of the Partnership, and not to the assets of any Partner, for satisfaction of Partnership debts or liabilities.  Any liability of the Partnership which is not so limited shall first be satisfied out of the assets of the Partnership (including the proceeds of any insurance which the Partnership may recover).

(c)       Each Partner and the Partnership hereby releases each shareholder, director, officer, trustee, limited partner and other affiliate of the General Partner from all duties of care and loyalty owed, as a result of the existence of the Partnership, by each such person to such Partner or the Partnership.

(d)       Any amendment, modification or repeal of this section 2.4 or any provision hereof shall be prospective only and shall not in any way affect the General Partner’s liability to the Partnership and the Limited Partners as the same would be determined under this section 2.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 3.

RIGHTS. PROHIBITIONS AND LIABILITIES OF LIMITED PARTNERS

3.1      Rights of Limited Partners. Limited Partners shall be entitled to the rights provided by the Act as the same may be lawfully modified by the terms of this Agreement.

3.2      Prohibitions with Respect to Limited Partners.  No Limited Partner shall have the right:

(a)       as such, to participate in the control of the business affairs of the Partnership except as expressly provided herein, transact any business on behalf of or in the name of the Partnership or have any power or authority to bind or obligate the Partnership;

(b)      to have his original investment repaid (i) except to the extent such repayment takes place by virtue of lawful distributions provided for herein or (ii) unless the terms of the Act, as the same may be lawfully modified by the terms of this Agreement, are complied with and the same require such repayment;

(c)       to require partition of the Partnership property or compel any sale or appraisal of Partnership assets or sale of a deceased Partner’s interest therein; or

(d)      to withdraw from the Partnership.

3.3      Liabilities of Limited Partners.  No Limited Partner as such shall be personally liable for any debts of the Partnership.  No Limited Partner shall as such be liable to the Partnership except as and to the extent expressly required hereby.

ARTICLE 4.

PARTNERSIIIP INTERESTS

4.1      Capital Contributions.  Except as may be expressly provided herein, or in a separate writing signed by a Partner (including, but not limited to, a writing describing, effecting, evidencing or perfecting a Partner’s admission to the Partnership), no Partner shall be obliged to make any contribution to the Partnership.

4.2      Additional Interests.

(a)       The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other persons additional Units, or other interests in the Partnership in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to then existing interests of Partners in the Partnership, all as shall be determined by the General Partner in its sole and absolute discretion subject to applicable law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to holders of such interests; (ii) the rights of holders of such interests to share in Partnership distributions; and (iii) the rights of holders of such interests upon dissolution and liquidation of the Partnership; provided, however, that no such additional Units or other interests in the Partnership shall be issued to the General Partner unless either (i) such additional Units or other interests are issued to all Partners in proportion to their respective Ownership Percentages, or (ii) (x) the additional Units or other interests are issued in connection with an issuance of REIT Shares or other shares by the General Partner, which shares have designations, preferences and other rights such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional interests in the Partnership so issued to the General Partner, and (y) the General Partner shall make a capital contribution to the Partnership in an amount equal to the proceeds of such issuance.

(b)      The General Partner shall not issue (other than to all holders of REIT Shares) any additional REIT Shares (other than as contemplated by section 6.7), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively, “New Securities”), unless (i) the General Partner shall cause the Partnership to issue to the General Partner interests in the Partnership, or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the New Securities, and (ii) the General Partner contributes to the Partnership the proceeds from the issuance of such New Securities and from the exercise of rights contained in such New Securities.  Without limiting the foregoing, the General Partner is expressly authorized to issue New Securities for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner corresponding interests in the Partnership, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of REIT Shares and corresponding Units pursuant to an employee stock purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise), and (y) the requirements of clauses (i) and (ii) above are satisfied.

4.3      Proceeds of Issuance of REIT Shares.  For purposes of section 4.2, proceeds of an issuance of REIT Shares or New Securities shall be considered to include any underwriters’ discount applicable to such issuance, and such amounts, as well as any proceeds which are applied to pay expenses incurred in connection with such issuance, shall be considered to have been contributed to the Partnership by the General Partner.

4.4      No Preemptive Rights.  No Person shall have any preemptive, preferential or other similar right with respect to additional capital contributions or loans to the Partnership or issuance or sale of any Units or other interests in the Partnership.

4.5      Withdrawal and Reduction of Capital.  No Partner shall have the right to withdraw or reduce his investment except as may result by virtue of distributions as expressly provided herein.  Furthermore, except as provided in section 6.7, no Partner shall have the right to demand property other than cash in return for his investment.

4.6      Capital Accounts.  A capital account shall be maintained fur each Partner.  The capital account of each Partner shall be maintained in accordance with the provisions of this section 4.6 and the rules provided in the Regulations.  Each Partner’s capital account shall be credited with capital contributions made in respect of the interest of such Partner and with items of income and gain allocated to such interest (and for this purpose any obligation of the Partnership which is collectible only out of assets of the Partnership shall be considered to generate gross income, at the time of the final application hereinafter described, to the extent of the excess, if any, of the amount of such obligation over the amount of assets of the Partnership applied to such obligation), and shall be charged with distributions made in respect of such interest and with items of loss and deduction allocated to such interest.  Revaluation adjustments permitted by clause 1 (b)(2)(iv)(f) of the Regulations shall be made as and when, and only as and when, so determined by the General Partner.  No Partner shall receive interest on his capital account, and no Partner shall have any right to the return or distribution of his capital account except to the extent specifically provided herein.  No Partner shall be liable, either before or upon termination of the Partnership, to the Partnership for any debit balance in his capital account except to the extent that such a negative balance shall have arisen as a result of a Partner’s receipt of a distribution in excess of the amount rightfully due such Partner hereunder.

ARTICLE 5.

OWNERSHIP PERCENTAGES ACCOUNTING ALLOCATIONS;

DISTRIBUTIONS OF AVAILABLE CASH

5.1      Ownership Percentages.

(a)       The “Ownership Percentage” at any time of a Partner shall equal the fraction (expressed as a percentage) having, as numerator, the number of Units at such time owned by such Partner and, as denominator, the total number of Units outstanding at such time.

(b)       Except to the extent expressly provided to the contrary, provisions hereof describing the interest of a collection of Partners shall be construed as providing each member of such collection a direct or indirect interest bearing the same proportion to the collective interest as such member’s Ownership Percentage bears to the aggregate Ownership Percentages of all members within the collection.

(c)       Except to the extent expressly provided to the contrary, references herein to a majority (or other specified portion) in interest of a specified collection of Partners shall be construed as referring to a group of Partners within such specified collection such that the members of such group have aggregate Ownership Percentages at least equal to the specified portion of the aggregate Ownership Percentages of all members of such collection.

5.2      Allocations of Accounting Items — Generally.  Items attributable to an Accounting Period shall be determined as though the books of the Partnership were closed as of the end of such Accounting Period.  The rules of this section 5.2 shall apply except as provided in section 5.4.

(a)       Except as otherwise provided in this section 5.2, for each Accounting Period all items of income, gain, loss, deduction and credit shall be allocated to the Partners in proportion to their respective Ownership Percentages as in effect throughout such Accounting Period.

(b)       Items of credit, if any, for which allocations are mandated by specific provisions of federal income tax law or regulations, shall be allocated in accordance with such specific provisions.

5.3      Allocations of Accounting Items — Technical Rules.  To the extent permitted by law, in applying the rules of section 5.2:

(a)       any variation in Partners’ interests in the Partnership, and any other relevant occurrence, shall be considered to have occurred at the beginning of the calendar month in which such variation or occurrence actually occurs, all with a view to assuring that each Accounting Period shall begin with the beginning of a calendar month; and

(b)       any gain on sale or other disposition of an asset of the Partnership which is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such asset shall be allocated to the Partners to whom such deductions were allocated; provided, however, that this subsection (b) shall not require that any Partner be allocated an aggregate of gain and income on any sale or disposition in excess of the aggregate of gain and income which would be allocated to such Partner on such sale or disposition in the absence of this subsection (b).

5.4      Regulatory Allocations.  The rules of this section 5.4 shall apply notwithstanding the provisions of section 5.2.

(a)       If for the subject Accounting Period there is a net decrease in the Partnership’s partnership minimum gain (within the meaning of the Regulations), then, except to the extent. permitted by clause 2(f)(2), (3), (4) or (5) of the Regulations, items of income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) shall be allocated to each Partner to the extent of such Partner’s share of such net decrease (calculated pursuant to the Regulations), the order of such allocations and the particular items comprising such amounts being determined in the manner described in the Regulations (this provision being intended to constitute a minimum gain chargeback provision within the meaning of the Regulations).

(b)       Partner nonrecourse deductions (within the meaning of clauses 2(i)(1) and 2(i)(2) of the Regulations) shall be allocated as prescribed by clause 2(i)(1) of the Regulations.

(c)       lf for the subject Accounting Period there is a net decrease in the Partnership’s partner nonrecourse debt minimum gain (within the meaning of the Regulations), then, except to the extent permitted by clause 2(i)(4) of the Regulations, items of income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) shall be allocated to each Partner to the extent of such Partner’s share of such net decrease (calculated pursuant to the Regulations), the order of such allocations and the particular items comprising such amounts being determined in the manner described in the Regulations (this provision being intended to conform to the requirements of clause 2(i)(4) of the Regulations).

(d)       Gross income of the Partnership shall be allocated to the extent of the aggregate of and in proportion to the Partners’ respective Excess Deficits; moreover, to the extent not mandated by the foregoing clause, items of income and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) shall be allocated to Partners who unexpectedly receive any adjustments, allocations, or distributions described in clauses 1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations in amounts and manners sufficient to eliminate their Excess Deficits as quickly as possible (this provision being intended to constitute a qualified income offset provision within the meaning of the Regulations).

(e)       Items of deduction and loss (other than nonrecourse deductions and partner nonrecourse deductions, within the meaning of the Regulations) otherwise allocable to a Partner with, or which would produce, an Excess Deficit shall be allocated to the General Partner.

(f)        Items of income, gain, loss and deduction (other than nonrecourse deductions, within the meaning of the Regulations, and items which are allocable pursuant to a preceding subsection of this section 5.4), shall be allocated so as most rapidly to produce, for each Partner, a capital account balance equal to the capital account balance he would have absent application of subsections (d) and (e) and this subsection (f) of this section 5.4.

(g)       For purposes of this section 5.4, capital accounts shall be reduced by all distributions prior to the end of the Accounting Period involved and by any applicable items described in clauses l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

(h)       For purposes of calculating Partners’ shares of “excess nonrecourse liabilities” of the Partnership (within the meaning of Treas. Reg. § 1.752-3), the Partners intend that they be considered as sharing profits of the Partnership in proportion to their respective Ownership Percentages.

5.5      Distributions.  Available Cash shall be distributed, as and when determined by the General Partner in its sole discretion, to the Partners in proportion to their respective Ownership Percentages as in effect on the Record Date for such distribution; provided, however, that no such distribution shall be made to a Partner who has surrendered one or more Units for redemption pursuant to section 6.7, or whose units are called for purchase by the General Partner pursuant to section 6.7, to the extent that such Partner is or shall be entitled to a corresponding distribution with respect to one or more REIT Shares received or to be received by him pursuant to such surrender for redemption or such purchase.

5.6      Book-Tax Differences.  Whenever the Partnership’s capital accounts properly reflect a book value for property which differs from its tax basis:

(a)       all allocations hereunder, other than those described in subsection (b), shall be determined by reference to book value rather than tax basis figures, and adjustments to capital accounts shall be made by reference to such allocations and not by reference to allocations described in subsection (b);

(b)       for federal income tax purposes, allocations of taxable income, gain, loss, deduction and credit attributable to any such property shall be made by reference to figures for tax basis and in a manner prescribed by section 704(c) of the Code or in accordance with the principles of such section, the precise such manner (if a choice between or among permissible manners is available) to be selected by the General Partner; and

(c)       for any such property which is depreciable or otherwise subject to cost recovery deductions, each such deduction for capital accounts purposes shall (unless a different rule is mandated by specific provisions of federal income tax law or regulations, in which event such mandated rule shall apply) equal the amount that bears the same relationship to the book value of such property as such deduction for federal income tax purposes bears to the tax basis of such property (or, if such tax basis is zero, such deduction for capital accounts purposes shall be determined under a reasonable method selected by the General Partner).

ARTICLE 6.

TRANSFER OF INTERESTS IN PARTNERSHIP

6.1      In General.  A Partner may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber his interest in the Partnership or any part thereof except as permitted in this Article 6, and any act in violation of this Article 6 shall be null and void ab initio.

6.2      General Partner.

(a)       The General Partner shall not assign, mortgage, pledge, sell or otherwise transfer its interest as General Partner in the Partnership without the consent of (i) a majority in interest of the Limited Partners (including the General Partner, to the extent of its interest in the Partnership as a Limited Partner), and (ii) a majority in interest of all Limited Partners other than the General Partner and Affiliates of the General Partner.

(b)       The General Partner shall not resign or retire, nor shall the Limited Partners have any right or power, with or without cause, to expel or remove the General Partner. In the event of the liquidation, insanity or bankruptcy of the General Partner, or of its retirement or resignation in breach hereof, or of any other event of withdrawal as respects the General Partner (in any such case, a “disqualification”), other than a permitted transfer by the General Partner of its interest as such in the Partnership: (i) the disqualified General Partner (or its successor) shall become a limited partner, retaining in that capacity the economic interest in the Partnership formerly owned by it as a general partner; (ii) the terms “General Partner” and “Limited Partner” herein shall be properly construed to reflect the provisions of this section 6.2 (provided, however, that this sentence shall not be considered to divest the Partnership or the Partners of any right or remedy it or they may have as a result of a retirement or resignation in breach hereof); and (iii) the Partnership shall dissolve unless, within ninety (90) days of such disqualification: (A) written agreement to continue the Partnership and to carry on the business of the Partnership is obtained from (x) a majority in interest of the Partners other than the General Partner and its Affiliates and (y) a majority in interest of all Partners; and (B) a majority in interest of the Partners other than the General Partner and its Affiliates, and one or more new general partners, all acting in good faith, agree, effective as of the date of such disqualification, upon (x) the appointment of such new general partner or partners and (y) the terms upon which the Partnership shall be continued.

(c)       At any time and from time to time the General Partner may, by written declaration filed in the records of the Partnership, convert a portion or portions of its interest in the Partnership to interests as a limited partner in the Partnership rather than as a general partner in the Partnership, provided, however, that no such conversion shall be permitted if, immediately thereafter, the General Partner would fail to hold, as general partner in the Partnership, either (i) interests in the Partnership having aggregate value at least equal to twenty-five percent (25%) of the aggregate value of all outstanding interests in the Partnership, or (ii) at least twenty-five percent (25%) of all outstanding Units and of all other classes and series of interests in the Partnership.  With respect to interests so converted, the General Partner shall enjoy all the rights and be subject to all the obligations and duties of a Limited Partner, except to the extent expressly provided herein.

6.3      Limited Partners.  Each Limited Partner (x) acknowledges that his or her interest in the Partnership has not been registered under the federal Securities Act of 1933 (the “1933 Act”) or under the Georgia Securities Act of 1973, as amended (the “Georgia Act”) or under any other state securities law and therefore cannot be resold unless either it is registered under the 1933 Act and all applicable state securities laws (including the Georgia Act, if applicable) or the availability of exemptions from such registrations has been established to the satisfaction of the General Partner by such means as it deems appropriate, and (y) further acknowledges, in particular, that his or her interest in the Partnership was issued without registration under the 1933 Act in reliance upon the exemption from registration thereunder provided by Section 3(a)(11) thereof and Rule 147 promulgated thereunder, and that therefore such interest may not be transferred, in an)? event, for a period of not less than nine (9) months from the date of the Consolidation other than to a bona fide resident of the state of Georgia.  The whole or any portion of the interest of a Limited Partner may be sold, transferred, assigned, pledged or subjected to a security interest (collectively referred to as “disposition”) only consonant with such acknowledgment, and provided, however:

(a)       Such disposition is not made to any person who is incompetent or has not attained his majority, or to any person not lawfully empowered to own such interest;

(b)       Such disposition is made with the written consent of the General Partner, who shall under no circumstances be obliged to give such consent

(c)       Such Limited Partner, and the person to whom such disposition is made, execute, swear to, and deliver to the General Partner such instruments in connection with the disposition as are in form satisfactory to the General Partner;

(d)       No such disposition shall be effective if it would result in a violation of any federal or state securities law; and

(e)       Any such person to whom such disposition is made (including any such person who purchases such interest in the Partnership upon foreclosure of a pledge or security interest) shall not become a substituted Limited Partner within the meaning of the Act with respect to such Limited Partner’s interest except pursuant to the provisions of section 6.4.

An assignee who does not become a substituted Limited Partner is only entitled to receive that portion of the distribution of Available Cash to which his assignor would otherwise be entitled; all other rights and duties incident to the interest so assigned shall remain in the assignor.

6.4      Substitution of a Limited Partner.  An assignee of an interest of a Limited Partner may become a substituted Limited Partner with respect to such interest only with the written consent of the General Partner, who shall under no circumstances be obliged to give such consent.  No Limited Partner need consent to such substitution in order to render it effective.  When there has been obtained consent to the admission of a person as a substituted Limited Partner and such person

(a)       Executes and swears to such instruments as the General Partner nay deem necessary or advisable to effect the admission of such person as a substituted Limited Partner;

(b)       Assumes all obligations of the Limited Partner, as such, for whom he is being substituted (other than such obligations, if any, as may be waived by the Partnership with concurrence of those Partners whose consent was required and obtained for the admission of such person); and

(c)       Pays for all expenses incurred by the Partnership in connection with such person’s becoming a substituted Limited Partner;

all steps shall be taken which, in the opinion of the General Partner, are reasonably necessary to admit such person under the Act as a substituted Limited Partner, and such person shall thereupon become a substituted Limited Partner within the meaning of the Act, and consistent therewith shall enjoy all of the rights and duties incident to the interest with respect to which the substitution has occurred; provided, however, that neither the assignment of an interest of a Limited Partner, nor the admission of an assignee as a substituted Limited Partner, shall relieve the assignor of any duties or obligations as such theretofore incurred (including, but not limited to, obligations to make future contributions to the Partnership expressly required by this Agreement) except to the extent provided in a writing signed by the persons affected thereby.

6.5      Certain Events As To Limited Partners.  The legal incompetency or bankruptcy or death of a Limited Partner who is not a General Partner (or in the case of a Limited Partner that is a corporation, association, partnership, joint venture or trust, the dissolution of such Partner) shall not dissolve the Partnership unless such dissolution occurs as a matter of law, in which case the Partners shall thereupon reconstitute the Partnership upon the terms and conditions hereof.  In any such event, the personal representative, guardian or other successor in interest, or the estate of such Limited Partner, may (a) hold the interest of the Limited Partner as only an assignee thereof, (b) assign, subject to section 6.3, any or all of the interest, or (c) be substituted, subject to section 6.4, as a substituted Limited Partner in the Partnership.

6.6      Purchase of Interests by General Partners.  The General Partners may, but shall not be obligated to, acquire interests in the Partnership from any willing Limited Partner.  In any such case, the interest so purchased shall thereafter be considered the interest of a general partner in the Partnership, subject to subsection 6.2(c).

6.7      Redemptions.

(a)       Subject to subsections (b) and (c), each Limited Partner, other than the General Partner, shall have the right, exercisable, at any time and from time to time after March 31, 1996 and before the effective date (if ever) of the purchase permitted by subsection (f), by (and only by) delivery to the Partnership of a Redemption Notice, to require the Partnership to redeem, on the Specified Redemption Date with respect to such Redemption Notice, all or a portion of the Units held by such Limited Partner at a redemption price equal to the Cash Amount with respect to such Redemption Notice.  Any Redemption Notice shall be revocable at the option of the

Limited Partner who or which has served it by written notice delivered to the Partnership prior to the Specified Redemption Date with respect to such Redemption Notice.

(b)       Notwithstanding subsection (a), no notice described therein shall constitute an effective Redemption Notice unless (i) it pertains to at least one thousand (1,000) Units or (if the Partner holds fewer than 1,000 Units) to all of the Units held by the Partner seeking redemption, and (ii) it conforms to the form attached hereto as Exhibit 6.7.

(c)       Notwithstanding subsection (a), in lieu of redeeming the Units to which a Redemption Notice pertains the Partnership may (but shall not be obliged to) demand that the General Partner purchase the subject Units from the Redeeming Partner on the Specified Redemption Date with respect to such Redemption Notice by paying to the Redeeming Partner either the Cash Amount with respect to such Redemption Notice or the REIT Shares Amount with respect to such Redemption Notice, as elected by the General Partner in its sole and absolute discretion, whereupon the General Partner shall acquire the Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Units, and the Redemption Notice shall be deemed revoked.  In any such case, the parties shall execute and deliver such documents as may be appropriate, and each of the Redeeming Partner, the Partnership, and the General Partner shall account for the subject transaction as a sale of Units by the Redeeming Partner to the General Partner.

(d)       Any Unit redeemed by the Partnership pursuant to this section 6.7 shall be considered as no longer outstanding from and after the date of such redemption, and no person shall thereafter be entitled to any rights appertaining thereto.

(e)       The General Partner hereby agrees, from and after April 1, 1996 and through the effective date (if ever) of the purchase permitted by subsection (f) to use reasonable efforts to cause REIT Shares sufficient to purchase all Units that may be submitted for redemption under this section 6.7: (i) to be listed on either a national securities exchange or on NASDAQ and (ii) to be registered with all appropriate federal and state securities authorities so that the REIT Shares may be issued to the Redeeming Partner.

(f)        The General Partner shall have the option, as more particularly described in this subsection (f), to purchase, for REIT Shares, all (but not less than all) outstanding Units held by Limited Partners (other than the General Partner).  Such option shall be exercised by, and only by, written notice (a “Call Notice”) to all holders of such Units sent at any time after December 31, 1996, in which event, unless such Call Notice is revoked (as hereinafter permitted), such purchase shall be effected on the earliest day: (x) which is the first day of a calendar month; (y) which follows the effective date of such Call Notice by at least ninety (90) days (or such longer period as may be specified in such Call Notice); and (z) on which (i) the delivery of REIT Shares to effect such purchase is not prohibited by the General Partner’s Articles of Incorporation or bylaws, (ii) such REIT Shares are listed for trading on either a national securities exchange or on NASDAQ (including, but not limited to, the NASDAQ/National Market System), (iii) such REIT Shares are the subject of an effective registration statement filed with the Securities and Exchange Commission, and (iv) as respects each appropriate state securities authority, either such REIT Shares are registered with such authority or the availability of an exemption from such registration is established to the satisfaction of the General Partner by such means as it deems appropriate.  In connection with such purchase, the provisions of the other subsections of this section 6.7 shall apply (except to the extent inconsistent with the provisions of this subsection (f)) as though such purchase had been initiated by each such Limited Partner’s delivery to the Partnership of a Redemption Notice; in particular, without limiting the generality of the foregoing, such purchase shall be effected by payment to each such Limited Partner of the REIT Shares Amount attributable to the Units held by such Limited Partner.  The General Partner shall be entitled to revoke a Call Notice by written notice to all such Limited Partners effective at any time prior to the date on which a purchase permitted by this subsection (f) would have been effected but for such revocation; no such revocation shall terminate the General Partner’s option described in this subsection (f), which shall remain outstanding and exercisable by a subsequent Call Notice.

ARTICLE 7.

DISSOLUTION AND WINDING-UP OF PARTNERSHIP

7.1      Dissolution.  The Partnership shall be dissolved upon the happening of any of the following events or circumstances:

(a)       The occurrence of December 31, 2093;

(b)       Any event following which all or substantially all of the assets of the Partnership consist of cash and other assets which are readily marketable in an established active market;

(c)       The occurrence of an event described in section 6.2 requiring dissolution or of an event or circumstances, not described in section 6.2, which produces dissolution by operation of law; or

(d)       The decision by the General Partner, with the concurrence of a majority in interest of the Limited Partners (including the General Partner, to the extent of its interest in the Partnership as a Limited Partner), that it would be in the best interest of the Partnership to dissolve.

In the event the Partnership is liquidated within the meaning of clause 1 (b)(2)(ii)(g) of the Regulations, but such liquidation does not constitute or result in a dissolution of the Partnership, the assets of the Partnership need not actually be applied and distributed as herein provided, but instead the Partnership shall be deemed to have distributed its assets as herein provided, subject to appropriate shares of liabilities of the Partnership, and the Partners shall be deemed immediately thereafter to have recontributed such assets to the Partnership, subject to such shares of liabilities.

7.2      Proceeds of Winding-Up.  Upon the dissolution of the Partnership, in the absence of reconstitution, the Liquidating Partners shall take full account of the Partnership’s assets and liabilities.  The assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof and the proceeds therefrom, to the extent sufficient therefor, shall be applied first to all debts and obligations of the Partnership, including to Partners, next to the establishment pending liquidation of a reasonable reserve for contingencies, and finally to distributions to the Partners in the manner set forth in section 5.5.  The Liquidating Partners shall be authorized to sell any, all or substantially all of the assets of the Partnership for deferred payment obligations, and to held, collect and otherwise administer any such obligations or any other deferred payment obligations held or acquired as assets of the Partnership, regardless of the terms of such obligations.

7.3      Liquidation.  A reasonable time; including without limitation any time required to collect deferred payment obligations, shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidating Partners to minimize the normal losses attendant upon the liquidation.  Each of the Partners shall be furnished with a statement prepared by the Partnership’s accountants, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation.  Upon the Liquidating Partners’ compliance with the foregoing distribution plan, the Partners shall execute, acknowledge, swear to and cause to be filed a Certificate of Cancellation of the Partnership.  The General Partners shall not be personally liable for the return of the investment or contributions of the Limited Partners, or any portion thereof.  Any such return shall be made solely from Partnership assets and in accordance with the express provisions hereof.

ARTICLE 8.

BOOKS OF ACCOUNT, ACCOUNTING, REPORTS,

FISCAL YEAR AND TAX ELECTIONS

8.1      Books of Account.  The Partnership’s books and records shall be maintained at a place determined by the General Partner.  Subject to such reasonable procedural standards as may be established by the General Partner, each Partner shall, upon reasonable request, have access thereto, for any purpose reasonably related to the requesting Partner’s interest as a Partner in the Partnership, at any time during ordinary business hours, provided, however, that the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (a) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (b) the Partnership is required, by law or by agreement with an unaffiliated third party, to keep confidential. The Partnership’s books and records shall be kept in accordance with the accrual method of accounting, applied in a consistent manner, and shall reflect all Partnership transactions and be appropriate for the Partnership’s business.

8.2   Reports and Accounts.  As soon as reasonably practicable after, and in all cases within three months following, the end of each fiscal year, each Limited Partner shall be furnished with a statement of profit or loss in respect of such year, prepared in accordance with section 8.1 and, if so determined by the General Partner or a majority in interest of the Limited Partners (including the General Partner, to the extent of its interest in the Partnership as a Limited Partner), audited by an independent certified accountant selected by the General Partner.

Copies of all federal and state partnership income tax returns prepared by the Partnership shall be available to each Partner, and copies of appropriate distributive share schedules thereto shall be furnished to each Partner.

8.3      Fiscal Year.  The fiscal year of the Partnership shall be the calendar year, unless an alternative annual accounting period is required for federal income tax purposes, in which case the Partnership’s fiscal year shall be such required annual accounting period.

8.4   Banking.  All funds of the Partnership shall be deposited in such bank account or accounts as shall be determined by the General Partner.  All withdrawals shall be made upon checks signed by such persons as the General Partner may designate from time to time.

8.5      Tax Elections.  All tax elections available to the Partnership shall be within the discretion of the General Partner, except that the General Partner shall cause the Partnership to file an election, in accordance with applicable Treasury Regulations, to cause the basis of its property to be adjusted for federal income tax purposes as provided by sections 734, 743 and 754 of the Code.

8.6      Tax Matters Partner.  The General Partner shall be the tax matters partner of the Partnership for federal income tax purposes.  The Partnership’s tax matters partner shall be authorized, but not required:

(a)       to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and the regulations promulgated thereunder) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231 (a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(b)       in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(c)       to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(d)       to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(e)       to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account by a Partner for tax purposes, or an item affected by such item; and

(f)        to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by. applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions of this Agreement relating to indemnification of the General Partner shall be fully applicable to the tax matters partner in its capacity as such.  The tax matters partner shall receive no compensation for its services as such.  All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.  Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or other professionals to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

ARTICLE 9.

AMENDMENTS

9.1      Authority to Amend.

(a)       This Agreement may be amended by the General Partner and without the consent or approval of the Limited Partners if such amendment is intended to facilitate or implement any of the following purposes:

(1)      to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners, without producing a material adverse impact on the Limited Partners;

(2)      to set forth the designations, rights, powers, duties, and preferences of the holders of any interests in the Partnership (other than Units) issued pursuant to section 4.2;

(3)      to reflect a change that is of an inconsequential nature, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement, in any such case without producing a material adverse impact on the Limited Partners; or

(4)      to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law, without producing a material adverse impact on the Limited Partners.

(b)       Except as provided in subsection (a), amendments to this Agreement (including but not limited to amendments reducing or eliminating one or more Partners’ obligations to contribute to the Partnership) shall be made with, and only with, the approval of the General Partner and a majority in interest of the Limited Partners (including the General Partner, to the extent of its interest in the Partnership as a Limited Partner), and shall not require any other approval or action, except that any amendment to this Agreement increasing the obligation of any Partner to contribute to the Partnership or the responsibility of any Limited Partner as such for liabilities of the Partnership shall also require the written approval of all Partners so affected, and no requirement in this Agreement for the concurrence of any Partner or Partners or particularly-sized group of Partners shall be altered except with the written concurrence of the such Partner, Partners, or particularly-sized group.

9.2      Notice of Amendments.  A copy of any amendment to be approved by Partners pursuant to subsection 9.1(b) shall be transmitted in advance to such Partners.  Partners shall be notified as to the substance of any amendment pursuant to subsection 9.1(a), and upon request shall be furnished a copy thereof.

ARTICLE 10.

POWER OF ATTORNEY

10.1    Appointment.  Each of the Limited Partners hereby appoints the General Partner, each general partner in a reconstitution of the Partnership, and any Liquidating Partner, with power of substitution, his true and lawful Attorney-in-Fact with full power and authority in said Limited Partner’s name, place and stead, from time to time:

(a)       To make any agreements provided for herein, to effect, evidence or perfect any pledges or other transfers of interests in the Partnership effected or required hereby or pursuant to the terms hereof, and to execute any document, including without limitation deeds and security deeds, appropriate to effect, evidence or perfect any transaction as to which the appointed Partners are authorized to act on behalf of the Partnership, so long as no personal liability is imposed by such document on any Partner;

(b)       To make such certificates, instruments and documents as may be required or appropriate in connection with the use of the name of the Partnership by the Partnership;

(c)       To make such certificates, instruments and documents which may be required or appropriate (i) to reflect any changes in or amendments to this Agreement or pertaining to the Partnership, or (ii) to reflect reconstitution of the Partnership pursuant to subsection 6.2(b), or (iii) to effectuate the dissolution and termination of the Partnership and the cancellation of the Partnership’s Certificate of Limited Partnership, as amended from time to time, including without limitation any instrument approved by the Liquidating Partners creating or evidencing creation of a liquidating trust to receive distributions or other payments to Partners in connection with liquidation of the Partnership, to hold the same and earnings thereon for the benefit of creditors and Partners of the Partnership and, upon satisfaction of the trustee that all claims against the Partnership having priority to claims of Partners have been satisfied, to pay or distribute remaining funds in priorities paralleling those set forth herein as applicable to proceeds of winding up.

The powers hereby conferred to make agreements, certificates, instruments and documents shall be deemed to include the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record and publish the same.

10.2    Further Instruments.  Each of the Limited Partners shall, upon request of the General Partner, each general partner in a reconstitution of the Partnership, or any Liquidating Partner, execute and deliver to the requesting person(s), within fifteen (1.5) days after receipt of such request, such further designation, powers of attorney and other instruments as the requesting person(s) may consider necessary or appropriate to effectuate this Agreement and the purposes of the Partnership.

10.3    Exercise and Survival.  Each power of attorney granted under this Agreement:

(a)       is a special power of attorney coupled with an interest and is irrevocable;

(b)       may be exercised by such Attorney-in-Fact by listing all of the principals executing any agreement, certificate, instrument or document with the single signature of such Attorney-in-Fact acting as Attorney-in-Fact for all of them;

(c)       shall survive dissolution of the Partnership through winding up to termination or through reconstitution and thereafter, as applicable; and

(d)       shall survive the delivery of an assignment by a principal of the whole or a portion of his interest in the Partnership, except that where such assignment is of such principal’s entire interest in the Partnership and the purchaser, transferee or assignee thereof is admitted as a substituted Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such Attorney-in-Fact to execute, swear to, acknowledge, and file any such agreement, certificate, instrument or document necessary to effect such substitution.

ARTICLE 11.

MISCELLANEOUS.

11.1    Indemnification; Insurance.

(a)       The Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the General Partner in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.  Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any person in which the Partnership has a direct or indirect interest (including, without limitation, any indebtedness which the Partnership or any such person has assumed or taken subject to), and the General Partner is hereby authorized and empowered to cause the Partnership to enter into one or more indemnity agreements consistent with the provisions of this subsection 11.1(a) in favor of any Indemnitee having or potentially having liability for any such indebtedness.  The termination of any proceeding by judgment, order or settlement shall not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this subsection 11.1(a) with respect to the subject matter of such proceeding.  The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, shall create a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this subsection 11.1(a).

(b)       Reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in subsection 11.1(a) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)       The indemnification provided by this section 11.1 shall be in addition to any other rights to which an Indemnitee or any other person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement signed by such Indemnitee.

(d)       The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by the Indemnitees and such persons, or any of them, in connection with the Partnership’s activities, regardless of whether the Partnership would have the power or the obligation to indemnify any of all of the Indemnitees and/or any such other persons against such liability under applicable law or the provisions of this Agreement.

(e)       For purposes of this section 11.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an

Indemnitee ‘with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of subsection (a); and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f)        Any indemnification or advance of expenses pursuant to this section 11.1 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise to provide funds to enable the Partnership to satisfy its obligations under this section 11.1.  In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)       An Indemnitee shall not be denied indemnification in whole or in part under this section 11.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)       The provisions of this section 11.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other persons.  Any amendment, modification or repeal of this section 11.1 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this section 11.1 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

11.2    Waiver of Partition.  Each of the parties hereto irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to the property of the Partnership.

11.3    Partnership Property.  The legal title to the real or personal property or interest therein now or hereafter acquired by the Partnership shall be owned, held or operated in the name of the Partnership, and no Partner, individually, shall have any ownership of such property.

11.4    Acceptance of Prior Acts by New Partners.  Each person becoming a Partner, by becoming a Partner, ratifies all action duly taken by the Partnership, pursuant to the terms of this Agreement, prior to the date such person becomes a Partner.

11.5    Notices.  Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed, or if sent by Federal Express or similar overnight courier service or by Registered or Certified Mail, postage and charges prepaid, to the address of the Partnership or a Partner as shown on the records of the Partnership, or to such other address as shall be furnished in writing by any party to the Partnership and all Partners.  For purposes of the foregoing sentence. absent notice to the contrary by the Partnership and/or the General Partner to all Partners, the address of the Partnership and of the General Partner is and shall be:

8010 Roswell Road, Suite 120

Atlanta, Georgia 30350

Unless actual receipt of a notice is required by an express provision hereof, any such notice shall be deemed to be effective as of the earliest of (a) the date of delivery, or (b) as applicable, either (i) the first business day following the date of deposit with a qualified courier service, or (ii) the third business day following the date of deposit with the United States Post Office or in a regularly maintained receptacle for the deposit of United States Mall.  Any refusal to accept delivery of any such communication shall be considered successful delivery thereof.

11.6       Section Headings.  Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.7       Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.8       Agreement for Further Execution.  At any time or times upon the request of the General Partner or the Liquidating Partners, the Partners agree to sign and swear to any Certificate required by the Act, to sign and swear to any amendment to or cancellation of such Certificate whenever such amendment or cancellation is required by law or by this Agreement, and to cause the filing of any of the same for record wherever such filing is required by law.

11.9       Counterparts.  This Agreement may be executed in multiple counterparts, each counterpart consisting of a set of textual pages and one or more signature pages signed by one or more parties and all counterparts collectively exhibiting the signatures of all parties. Each set of such counterparts shall constitute one agreement and be deemed an original of such agreement, and the signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

11.10     Parties in Interest.  Subject to the provisions contained in Article 6 hereof, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, assigns, successors and legal representatives.

11.11     Gender.  All words herein in any gender (male, female, neuter) shall be deemed to include words in the other genders wherever the context shall so require.

11.12     Time.  Time is of the essence of this Agreement.

11.13     Outside Activities of the General Partner.

(a)       The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Partnership and the management of the business of the Partnership, and such activities as are incidental thereto.  The assets of the General Partner shall be limited to interests in the Partnership and such bank accounts or similar instruments or accounts as it deems necessary to carry out its responsibilities contemplated under this Agreement and its organizational documents.

(b)       Except as provided in subsection 2.3(b), in the event that the General Partner exercises its rights to purchase REIT Shares, the General Partner shall cause the Partnership to purchase from the General Partner that number of Units equal to the product obtained by multiplying the number of REIT Shares purchased by the General Partner times the Conversion Factor on the same terms and for the same aggregate price that the General Partner purchased such RElT Shares.

11.14     Contracts with Related Parties; Competition.  Nothing in this Agreement or in law shall prevent or be construed to prevent any of the Partners, or any person related to any Partner, from dealing with the Partnership as to any matter whatever, provided the terms of such dealing are determined by the General Partner, acting in good faith, to be fair and reasonable.  Without limiting the generality of the foregoing, any arrangements or transactions expressly authorized hereunder are hereby agreed upon as meeting the foregoing requirement.

Except to the extent effectively provided to the contrary in section 11.13, no Partner shall be obliged to refrain from conducting, or to disclose to the Partnership or any other Partner opportunities or plans for conducting, or to permit the Partnership or any other Partner to participate in conducting, any activity whatever, even if such activity be in competition with the business of the Partnership or any other Partner.

11.15     Characterization of Certain Payments.  This Agreement contemplates that payments to Partners designated herein or elsewhere as “interest,” “principal” or “compensation for services,” or in language of like tenor, are properly characterized as payments to Partners other than in their capacities as Partners, and consequently such payments are not contemplated as within the scope of Article 5, nor shall they affect any accounts maintained pursuant to section 4.6, except as may be specifically provided to the contrary.  Should payments of such “interest” or “compensation” be recharacterized as payments to Partners as such, then the same shall be considered as “guaranteed payments,” within the meaning of section 707(c) of the Code, if applicable, or as special allocations of ordinary gross income.  If and to the extent considered “guaranteed payments,” such payments shall remain without the scope of Article 5 and section 4.6, while if and to the extent considered special allocations of ordinary gross income, such payments shall be reflected as special allocations to the respective recipients of ordinary gross income in amounts equal to such payments for the periods in which the same are paid or otherwise properly accounted for, and as distributions of such amounts, and the recipients’ capital accounts shall be increased and decreased accordingly.  If and to the extent that such “principal” payments are recharacterized as payments to Partners as such, they shall remain without the scope of Article 5, the amounts advanced in respect thereof shall be reflected as additional contributions to the capital of the Partnership, the payments themselves shall be reflected as distributions, and the recipients’ capital accounts shall be increased and decreased accordingly.  In any recharacterization situation, the provisions of section 4.6 and Article 5 shall continue to apply as written to all items and amounts not specifically provided for herein.

11.16     No Usury.  Notwithstanding any other provision of this Agreement, no interest charge or other charge for the use of money shall be imposed hereunder which exceeds the maximum rate permitted to be imposed under applicable law.  Any provision hereof which, absent this section 11.16, would impose a specific such charge shall be interpreted to impose a charge equal to the lesser of such specified charge or the maximum so permitted.

11.17     Withholding.  Each Partner hereby authorizes the Partnership to withhold from and/or to pay on behalf of and/or with respect to such Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is or may be required to withhold or to pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement.  Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to such Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to such Partner.  Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner.

Any loan payable by a Partner as described in this section 11.17 shall be repaid by such Partner on or before the fifteenth (15th) day following the effective date of notice from the Partnership that such payment must be made, and, if not paid on or before such date, shall bear interest, from such date until paid in full with such interest, at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal plus four (4) percentage points, or (B) the maximum lawful rate of interest on such obligation.  Each Partner hereby unconditionally and irrevocably (x) consents to collection of any and all amounts required by this section 11.17 to be paid by such Partner by offset against amounts distributable to such Partner by the Partnership or otherwise owed by the Partnership to such Partner, (y) grants to the Partnership a security interest in such Partner’s interest in the Partnership to secure such Partner’s obligations to pay to the Partnership any and all amounts required to be paid by such Partner pursuant to this section 11.17, and (z) agrees to take such actions as the Partnership shall request in order to perfect or enforce such security interest.

In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this section 11.17 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event the General Partner shall be deemed to have lent such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner.  Without limitation, in such event (p) the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan and/or in payment of interest thereon, and (q) the security interest granted pursuant to this section 11.17 shall benefit the General Partner (as well as the Partnership, if applicable), it being understood and agreed that the General Partner’s rights as respects such distributions and such security interest in connection with any amounts owed by a Limited Partner pursuant to this section 11.17 shall rank with equal  priority to the interests of the Partnership therein in connection with any other amounts owed by such Limited Partner pursuant to this section 11.17.

EXHIBIT 6.7

NOTICE OF REDEMPTION

The undersigned Limited Partner hereby (i) demands that Roberts Properties Residential, L.P. (the “Partnership”) redeem                            Units in the Partnership in accordance with the terms of section 6.7 of the Partnership’s partnership agreement (“Section 6.7”) and the Redemption Right described therein, (ii) surrenders such Units and all right, title and interest therein, and (iii) directs (x) that the Cash Amount deliverable upon consummation of such redemption of the subject Units be delivered to the address specified below, or (y) if REIT Shares are to be delivered on consummation of the purchase of such Units, that such REIT Shares be issued in the name(s) specified below and be delivered to the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of rights and interests of any other person (other than pursuant to Section 6.7), (b) has the full right, power, and authority to surrender such Units for redemption or purchase as contemplated by Section 6.7 and to consummate such redemption or purchase, and (c) has obtained the consent or approval of all person or entities, if any, having the right to consent to or approve such surrender or such consummation.

This the day of

Name of
Limited Partner:
(Please Print)

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

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If REIT Shares are to be issued, issue to:

Name and
Address:

Please insert social security or other
taxpayer identification number:

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